Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-142405, 333-165442, 333-175071, 333-189120, 333-194951 and 333-202763) and Form S-3 (No. 333-210224) of Orexigen Therapeutics, Inc. of our report dated October 11, 2016, with respect to the statements of assets acquired and liabilities assumed of Contrave (a product line of Takeda Pharmaceutical Company Limited) as of March 31, 2016 and 2015, and the related statements of revenues and direct expenses for each of the years in the two-year period ended March 31, 2016, which report appears in the Form 8-K of Orexigen Therapeutics, Inc. dated August 1, 2016.

Our report dated October 11, 2016, on the abbreviated financial statements, contains an emphasis of matter paragraph that states that we draw attention to Note 2 to the abbreviated financial statements, which describes that the accompanying abbreviated financial statements were prepared to present the Contrave assets acquired and liabilities assumed by Orexigen Therapeutics, Inc. pursuant to a product acquisition agreement, and are not intended to be a complete presentation of Contrave’s assets and liabilities. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Chicago, Illinois

October 17, 2016